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Exhibit (a)(5)

        Offer to Purchase for Cash

Up to 6,700,000 Shares of Class A Common Stock

of

The Fairchild Corporation

by

Phoenix FA Holdings, LLC

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON DECEMBER 18, 2007, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

        Enclosed for your consideration are the Offer to Purchase, dated November 19, 2007 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"), in connection with the offer by Phoenix FA Holdings, LLC, a Delaware limited liability company (the "Purchaser"), to purchase for cash up to 6,700,000 shares of Class A Common Stock, par value $0.10 per share, of The Fairchild Corporation, a Delaware corporation ("Fairchild"), at a price of $2.50 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in the Offer. Unless the context otherwise requires, all references to the "shares" shall refer to the Class A Common Stock of Fairchild.

        The Purchaser will purchase up to 6,700,000 shares, or if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn, except that if less than 3,700,000 shares are properly tendered, the Purchaser will not be obligated to purchase any shares.

        However, because of proration provisions described in the Offer to Purchase, all of the shares tendered may not be purchased if more than the number of shares sought by the Purchaser are properly tendered. Shares not purchased because of proration provisions will be returned to the tendering stockholders at the Purchaser's expense promptly after the Offer expires. See Sections 1 and 3 of the Offer to Purchase.

        Subject to certain legal requirements, the Purchaser reserves the right, in its sole discretion, to purchase more than 6,700,000 shares pursuant to the Offer. The Offer is conditioned upon a minimum number of shares being tendered as well as other important conditions. See Section 14 of the Offer to Purchase.

        On the terms and subject to the conditions of the Offer, if more than 6,700,000 shares are properly tendered and not properly withdrawn prior to the expiration of the Offer, the Purchaser will purchase shares from all stockholders who properly tender shares and who do not properly withdraw them before the expiration of the Offer, on a pro rata basis. See Sections 1 and 3 of the Offer to Purchase.

        We are the owner of record of shares held for your account. As such, we are the only ones who can tender your shares, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender shares we hold for your account.

        Please instruct us as to whether you wish us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the Offer.

        Please note the following:

        1.     You should consult with your broker or other financial or tax advisor on the possibility of designating the priority in which your shares will be purchased in the event of proration.

        2.     The Offer is conditioned upon a minimum number of shares being tendered as well as certain other conditions. See Section 14 of the Offer to Purchase.

        3.     The Offer, proration period and withdrawal rights will expire at 5:00 p.m., New York time, on December 18, 2007, unless the Purchaser extends the Offer.

        4.     The Offer is for a minimum of 3,700,000 shares and up to 6,700,000 shares, constituting approximately 16.4% and 29.6%, respectively, of Fairchild's issued and outstanding Class A Common Stock as of June 30, 2007, or approximately 7.6% and 13.7%, respectively, of the aggregate voting power of Fairchild's outstanding common equity.

        5.     Tendering stockholders who are registered stockholders or who tender their shares directly to MacKenzie Partners, Inc., the Depositary, will not be obligated to pay any brokerage commissions.

        If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your shares, we will tender all your shares unless you specify otherwise on the attached Instruction Form.

        Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the expiration of the Offer. Please note that the Offer, proration period and withdrawal rights will expire at 5:00 p.m., New York time, on December 18, 2007, unless the Offer is extended.

        The Offer is being made solely under the Offer to Purchase and the Letter of Transmittal and is being made to all record holders of shares of Fairchild's Class A Common Stock. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

        You should carefully evaluate all information in the Offer and should consult your own investment and tax advisors. You must decide whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in the Offer to Purchase and the Letter of Transmittal.

INSTRUCTION FORM WITH RESPECT TO
Offer to Purchase for Cash
Up to 6,700,000 Shares of Class A Common Stock
of
The Fairchild Corporation
by
Phoenix FA Holdings, LLC

        The undersigned acknowledges receipt of your letter and the enclosed Offer to Purchase, dated November 19, 2007 (the "Offer to Purchase"), and the Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"), in connection with the offer by Phoenix FA Holdings, LLC, a Delaware limited liability company (the "Purchaser"), to purchase for cash shares of Class A Common Stock, par value $0.10 per share, of The Fairchild Corporation, a Delaware corporation ("Fairchild"), at a price of $2.50, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions of the Offer. Unless the context otherwise requires, all references to the "shares" shall refer to the Class A Common Stock of Fairchild.

        The undersigned hereby instructs you to tender to the Purchaser the number of shares indicated below or, if no number is indicated, all shares you hold for the account of the undersigned, on the terms and subject to the conditions of the Offer.

        In participating in the Offer, the undersigned acknowledges that: (1) the Offer may be extended, modified, suspended or terminated by the Purchaser as provided in the Offer to Purchase; (2) the undersigned is voluntarily participating in the Offer; (3) the future value of Fairchild's Class A Common Stock is unknown and cannot be predicted with certainty; (4) the undersigned has received the Offer to Purchase; and (5) regardless of any action that the Purchaser takes with respect to any or all income/capital gains tax, social security or insurance, transfer tax or other tax-related items ("Tax Items") related to the Offer and the disposition of shares, the undersigned acknowledges that the ultimate liability for all Tax Items is and remains his or her sole responsibility. In that regard, the undersigned authorizes the Purchaser to withhold all applicable Tax Items legally payable by the undersigned.

        Number of shares to be tendered by you for the account of the undersigned:                          shares.*

* Unless otherwise indicated it will be assumed that all shares held by us for your account are to be tendered.

Signature(s):

Name(s):

(Please Print)
Taxpayer Identification Number:

Address(es) (including zip code):

Area Code/Phone Number:

Date:

        The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

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  Exhibit (a)(5)
INSTRUCTION FORM WITH RESPECT TO Offer to Purchase for Cash Up to 6,700,000 Shares of Class A Common Stock of The Fairchild Corporation by Phoenix FA Holdings, LLC